September 12, 2007

Dear FHLBank Member:

FHLBank Topeka is pleased to announce the results of the 2007 board of directors’ election. Elections were conducted in three of the four states in FHLBank Topeka’s district. The following incumbent directors to FHLBank’s board of directors were re-elected:

•	Lindel E. Pettigrew, President and CEO of the Chickasha Bank & Trust Company, Chickasha, Oklahoma;

•	Lawrence L. McCants, President of the First National Bank, Goodland, Kansas; and

•	Thomas H. Olson, Chairman of the Lisco State Bank, Lisco, Nebraska.

Each of these incumbent directors was unopposed in their respective state election. As a result, each was re-elected without an election pursuant to 12 C.F.R. 915.8 (c). The three will serve a three-year term beginning January 1, 2008, and ending December 31, 2010. There was no open directorship for the state of Colorado and, therefore, no election.

Mr. Pettigrew has more than 46 years of banking experience, including seven years with the FHLBank Topeka. Besides serving as president of Chickasha Bank & Trust, Pettigrew is president of Chickasha Bancshares and Washita Mortgage Inc. He serves on the board of the Oklahoma Bankers Association and the Oklahoma Baptist Foundation Southwest Advisory Board. Pettigrew is active in many civic organizations. He is past president and director of the Chickasha Rotary Club, the Chickasha Chamber of Commerce and the Chickasha Community Concert. He also has served on the board of the Jane Brooks School for the Deaf and the Chickasha Board of Education. He has served on the FHLBank board of directors since 2002.

Mr. McCants joined First National Bank in 1983 after working for the Comptroller of the Currency (OCC) for 11 years. At the OCC, McCants served as a National Trust Examiner, Regional Director for EDP Operations, Regional Director for Trust Operations, and Special Assistant to the Regional Administrator. He is active in the Kansas Bankers Association, the Goodland Economic Development Corp., and Fort Hays State University. He has served on the FHLBank board of directors since 2005.

Mr. Olson is the chairman of the board of First National Bank of Sidney, Neb.; First National Bank of Torrington, Wyo.; Fullerton National Bank, Fullerton, Neb.; First National Bank of Julesburg, Colo.; First National Bank of Estes Park, Colo.; and American National Bank, Kimball, Neb. In addition, he is owner and manager of Olson Insurance Agency. Olson is currently a colonel in the U.S. Air Force Retired Reserve and fulfills several civic and industry responsibilities, including membership in many banking associations such as the Nebraska Bankers Association, Nebraska Bankers and Insurance Services Board of Directors, Independent Bankers Association of America and the American Bankers Association. He has served on the FHLBank Topeka board of directors since 2002.

Questions about the election results can be directed to Patrick C. Doran, senior vice president and general counsel, at 785.438.6054, or pat.doran@fhlbtopeka.com.

2007 Federal Home Loan Bank of Topeka Board of Directors Election Results

NEBRASKA
(Default Election – Unopposed)
Elected – Thomas H. Olson, Chairman, Lisco State Bank, Lisco, NE.
Term Expires: 12/31/2010

OKLAHOMA
(Default Election – Unopposed)
Elected – Lindel E. Pettigrew, President/CEO, Chickasha Bank & Trust Company, Chickasha, OK.
Term Expires — 12/31/2010

KANSAS
(Default Election – Unopposed)
Elected – Lawrence L. McCants, President, First National Bank, Goodland, KS.
Term Expires — 12/31/2010         .